Exhibit 5.2

April 13, 2021

Vascular Biogenics Ltd.

8 HaSatat St.

Modi’in

Israel 7178106

Re:	Securities Being Registered under Registration Statement on Form F-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form F-3 (File No. 333-251821) (as amended or supplemented, the “Registration Statement”) filed on December 30, 2020, with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Vascular Biogenics Ltd., a company organized under the laws of the State of Israel (the “Company”), of up to $150,000,000 of any combination the securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 8, 2021. Reference is made to our opinion letter, dated December 30, 2020 and included as Exhibit 5.2 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 9, 2021, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 5,150,265 ordinary shares of the company (the “Shares”), par value NIS 0.01 per share (the “Ordinary Shares”) and (ii) pre-funded warrants to purchase 8,050,000 Ordinary Shares (the “Warrants”, and together with the shares, the “Securities”). The offering includes an over-allotment option granted to the underwriters of the offering to purchase 1,980,039 Ordinary Shares. The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. With respect to all matters governed by the laws of the State of Israel, we have relied exclusively, with the permission of Horn & Co. Law Offices, upon the legal opinion letter of Horn & Co. Law Offices to the Company dated April 13, 2021.

The opinion set forth below is limited to the law of New York.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

Vascular Biogenics Ltd.

April 13, 2021

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter llp

GOODWIN PROCTER LLP